Exhibit 23.5

CONSENT OF LOCKE LORD LLP

We hereby consent to the reference to our name under the heading “Certain Tax Consequences of the Transactions — U.S. Federal Income Tax Consequences of the Merger” in the Prospectus which is a part of the Registration Statement on Form  F-4 (No. 333-209896) of Progressive Waste Solutions Ltd., without admitting that we are experts within the meaning of the Securities Act, as amended.

Locke Lord LLP
New York, New York
April 20, 2016